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                                                             EXHIBIT NUMBER 10.8

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made as of March 11, 2002 by and between Centennial Communications Corp., a corporation organized and subsisting under the laws of Delaware and whose address for the purposes of this Agreement is 3349 Route 138, Wall, New Jersey 07719 (the "Company"), and Paget L. Alves, an individual residing at 3598 Lost Creek Blvd, Austin, Texas ("Employee").

                                    RECITALS

A. The Company desires to employ the Employee as its President and Chief Operating Officer, and in such other capacities as may be permitted by this Agreement, and under all of the terms, provisions and conditions set forth herein.

B. Employee is willing to accept such employment, and such other employment as may be provided for herein, all under the terms, provisions and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:

1.       Representations and Warranties

         Employee represents and warrants that he is not subject to any restrictive covenants or other agreements or legal restrictions (including any non-compete agreement) in favor of any person which would in any way preclude, inhibit, impair or limit his employment by the Company or the performance of his duties, all as contemplated herein.

2.       Employment

         The Company hereby employs Employee and Employee accepts such employment as President and Chief Operating Officer. In such capacity, Employee shall be responsible for managing the day-to-day operations of each of the Company's business units, subject to the direction and control of the Chief Executive Officer and the Board of Directors of the Company. In addition, Employee shall perform such duties and functions as are consistent with his status as a senior executive officer of the Company. The Employee shall devote his full time and attention to the performance of his duties hereunder. The Company, in its sole discretion, may change the Employee's duties from time to time upon notice to the Employee. At the direction of the Chief Executive Officer or the Board of Directors of the Company, Employee shall also serve in such other senior executive and/or other administrative capacities with any subsidiaries of the Company ("Subsidiaries" or individually a "Subsidiary," as hereafter defined), as they may determine.
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3.       Place of Employment

         Employee shall render his services where and as required by the Company, it being understood and agreed, however, that employee's base of operations shall be the offices of the Company in Wall, New Jersey, and that Employee shall not be required to render services on a permanent basis outside of said region unless Employee otherwise agrees.

4.       Term

         4.1 Unless earlier terminated as provided in this Agreement, the term of Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on the one (1) year anniversary of the date hereof (the "Initial Term").

         4.2 The term of the Employee's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the Term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The Initial Term or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 4.2, such shorter or longer period, as the case may be, is hereinafter called the "Term".

5.       Compensation

         5.1 Subject to prior termination, as compensation for all services rendered and to be rendered by Employee hereunder and the fulfillment by Employee of all of his obligations herein, the Company shall pay Employee a base salary at the rate equal to U.S. $300,000 per year for each year of the Term on such days as the Company normally pays its employees and subject to such withholdings as may be required by law (said amount, together with any changes thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Base Salary").

         5.2 Nothing herein shall prevent or preclude the Board of Directors of the Company or the applicable committee of the Board of Directors, in its sole discretion, and from time to time, from awarding a bonus or bonuses to Employee for his service as an Employee and/or from awarding or granting Employee (i) options to acquire shares of stock in the Company, (ii) shares of stock in the Company or (iii) any other incentive or stock related awards in addition to Base Salary. In exercising its discretion with respect to whether a bonus should be awarded and the amount thereof, the Board or the applicable Committee may consider, among other factors, the contribution of Employee (x) to the growth in revenues, cash flow and subscribers of the Company and those Subsidiaries to or for which Employee renders service, (y) in connection with acquisitions and financings, and (z) to the operations of the Company and its various Subsidiaries as an entity.


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6.       Reimbursement for Business Expenses; Fringe Benefits

         6.1 The Company agrees that all reasonable expenses actually incurred by Employee in the discharge and fulfillment of his duties for the Company, as set forth in Section 2, will be reimbursed or paid by the Company upon written substantiation therefor signed by Employee, itemizing said expenses and containing all applicable vouchers or other substantiation consistent with Company policy in effect from time to time.

         6.2 The Company agrees that it will cause Employee to be insured under such group life, medical, and insurance that the Company may maintain and keep in force from time to time during the Term for the benefit of all the Company's employees, subject to the terms, provisions and conditions of such insurance and the agreements with underwriters relating to same. It is understood and agreed that in its discretion the Company from time to time may terminate or modify any or all of such insurance without obligation or liability to Employee.

7. Exclusivity; Non Solicitation; Disparaging Remarks. In exchange for the consideration to be received by the Employee hereunder and under the Offer Letter dated on or about February 21, 2002 and in light of the high-level position that Employee will occupy within the Company, the Employee agrees as follows:

         7.1 During the Term, Employee agrees to devote his services and his best energies and abilities, exclusively, to the business and activities of the Company, including any Subsidiaries, and not engage or have an interest in or perform services for any other business or entity of any kind or nature; provided, however, that nothing herein shall prevent Employee from investing in (but not rendering services to) other businesses which are not competitive in any manner with the business then being conducted by the Company or any of its Subsidiaries, or investing in (but not rendering services to) other businesses (other than for charitable organizations, provided same does not interfere with Employee's performance of his duties hereunder) which are competitive in any manner with the business then being conducted by the Company, provided in the latter instance, that (i) the shares of such business are listed and traded over either a national securities exchange or in the over-the-counter market, and
(ii) stock interest or potential stock interest (based on grants, options, warrants or other arrangements or agreements then in existence) in any such business which is so traded (together with any and all interest, actual and potential, of all members of Employee's immediate family) is not a controlling or substantial interest and specifically does not exceed one percent of the issued and outstanding shares or a one percentage interest of or in such business. Notwithstanding this Section 7.1, with the prior written approval of the Board of Directors of the Company, Employee may participate as a director of one (1) other business enterprise so long as such participation does not (i) involve a substantial amount of Employee's time and (ii) impair the Employee's ability to perform his duties under this Agreement.

         7.2 During the Term and during the one year period following the end of the Term for any reason whatsoever, Employee will not directly or indirectly, recruit or otherwise solicit or induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the


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employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company and any of its Subsidiaries and any employee thereof.

         7.3 During the Term, and during the one year period following the end of the Term, Employee agrees that he will not, directly or indirectly (whether for compensation or without compensation), own, manage, operate, control, participate in, consult with, render services for or in any manner engage in any business in the Territory (as defined below) which is engaged in any business then being conducted by the Company or any of its Subsidiaries during the Term. For purposes of this covenant, the term Territory means all geographic areas in which the Company and its Subsidiaries have operated during the Term.

         7.4 During the Term and thereafter, Employee agrees that he will not, directly or indirectly, make any disparaging statements concerning Employer.

8.       Uniqueness

         8.1 Employee agrees that his services hereunder are special, unique and extraordinary and that in the event of any material breach or attempted material breach of this Agreement by Employee including, without limitation, the provisions of Section 7, 9 and/or 10, the Company will sustain substantial injury and damage, and Employee hereby consents and agrees that, in the event of such breach hereof, the Company shall be entitled to any equitable remedies to enforce the performance against Employee or any third party to prevent or in respect of any such breach, in addition to such other rights or remedies available to it.

9.       Confidential Information; Return of Company Documents and Property

         9.1 Employee acknowledges that his employment hereunder will necessarily involve his understanding of and access to certain trade secrets and confidential information pertaining to the businesses and activities of the Company and its Subsidiaries. Accordingly, Employee agrees that during the period of employment and at all times thereafter, he will not disclose to any unauthorized third party any such trade secrets or confidential information and will not (other than in connection with carrying out his duties) for any reason remove or retain without the express consent of the Company any confidential information or documents. For purposes of this Agreement, the term "confidential information" shall include, without limitation, trade secrets, proprietary information, company documents, records and other information which relates to the business or operations of the Company or any of its Subsidiaries or affiliates. The provisions of this section shall survive the termination, for any reason, of this Agreement or the Employee's employment.

         9.2 Upon termination of Employee's employment with the Company whether by reason of the termination or expiration of this Agreement, the Employee shall return to the Company (i) all documents within his possession, custody, or control relating to the business and affairs of the Company, or its products or customers; and (ii) all other Company property within his possession, custody, or control including, but not limited to, credit cards issued to him by the Company, office keys or card keys, office passes or badges, office equipment, supplies, facsimile


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machines, copiers, computers and peripheral equipment, answering machines, or any other property or equipment furnished to him or paid for by the Company. The Employee hereby authorizes the Company to withhold payment of any amount payable by the Company to the Employee until the Employee shall have returned all documents and property in accordance with this Section.

10.      Inventions; Creations

         10.1 All right, title and interest of every kind and nature whatsoever in and to inventions, patents, trademarks, copyrights, films, scripts, ideas, creations, intellectual property and literary, intellectual and other properties furnished to the Company or any of its Subsidiaries and/or used in connection with any of the activities of the Company or any of its Subsidiaries, or with which employee is connected or associated in connection with the performance of his service, shall as between the parties hereto be, become and remain the sole and exclusive property of the Company or any of its Subsidiaries, as the case may be, for any and all purposes and uses whatsoever, regardless of whether the same were invented, created, written, developed, furnished, produced or disclosed by Employee or by any other party, and Employee shall have no right, title of interest of any kind or nature therein or thereto, or in any results and proceeds therefrom. Employee agrees during and after the term hereof to execute any and all documents which the Company may deem necessary and appropriate to effectuate the provisions of this Section 10.1 and, further, that the provisions of this Section shall survive the termination, for any reason, of this Agreement or Employee's employment.

11.      Death; Permanent Incapacity

         11.1 The death of the Employee shall result in the immediate termination of this Agreement.

         11.2 In the event Employee suffers a disability which prevents him from performing his services hereunder (herein called "Disability"), and in the event such Disability continues for longer than 90 consecutive days or 120 days in any 12-month period, Employee shall be deemed to have suffered a Permanent Incapacity, in which event the Company shall have the right to terminate this Agreement upon not less than fifteen days' notice to Employee, and this Agreement shall terminate on the date set forth therefor in said notice.

         11.3 Notwithstanding anything to the contrary expressed or implied in this Agreement, except as required by applicable law, the Company (and its affiliates and Subsidiaries) shall not be obligated to make any payments to Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment as described in Sections 11.1 and 11.2 above other than
(i) such amounts, if any, of his Base Salary as shall have accrued and remained unpaid as of the date of said cessation, (ii) a pro rata portion of any incentive target bonus payable with respect to the fiscal year during which such cessation of employment occurred if Employee's relevant performance targets for such fiscal year are achieved (such pro rata bonus to be payable within thirty
(30) days after the close of such fiscal year) and (iii) such other amounts, if any,


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which may be then otherwise payable to Employee pursuant to the terms of the
Company's benefits plans or pursuant to Section 6.1 above.

12.      Termination

         12.1 In addition to termination pursuant to Section 11, Employee's employment hereunder may be terminated for "cause." "Cause" for purposes of this Agreement shall mean the following:

         (i) chronic use of alcohol or drugs materially affecting Employee's performance,

         (ii) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude,

         (iii) failure to comply within a period of ten business days with a reasonable directive of the Employee's direct supervisor and/or the Chief Executive Officer of the Company relating to Employee's duties or Employee's performance and consistent with Employee's position, after written notice that such failure will be deemed to be "cause," to the extent such failure can be cured within ten business days and if not so curable, fails to commence curing during said ten-day period and diligently pursue the curing of same until cured,

         (iv) gross neglect or gross misconduct of Employee in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless Employee believed in good faith that such act or non-act was in the best interests of the company,

         (v) fraud on or misappropriation of corporate assets or corporate opportunity, and

         (vi) acts of dishonesty or breach of fiduciary obligation to the Company or violation of any Company rule, regulation, procedure or policy, including any breach of this Employment Agreement.

         12.2 In the event the Company terminates this Agreement and Employee's employment other than for "cause," and other than for death or disability, the Company shall pay to Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Base Salary at the time of such termination for a period from the date of such termination to the date which is twelve (12) months after such termination plus a pro rata portion of any incentive target bonus payable with respect to the fiscal year during which such termination occurred if Employee's relevant performance targets for such fiscal year are achieved (such pro rata bonus to be payable within thirty (30) days after the close of such fiscal year).

13.      Vacation


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         13.1     Employee shall be entitled to a vacation of four (4) weeks duration in the aggregate during each year of the Term at times reasonably agreeable to both Employee and the Company, it being understood that any portion of such vacation not taken in such year shall not be available to be taken during any other year.

14.      Insurance

         14.1 In addition to insurance referenced in Section 6.2, Employee agrees that the Company or any Subsidiary may apply for and secure and/or own and/or be the beneficiary of insurance on the Employee's life or disability insurance (in each instance in amounts determined by the Company), and Employee agrees to cooperate fully in the applying and securing of same, including the submission to various physical and other examinations and the answering of questions and furnishing of information as may be required by various insurance carriers. However, nothing contained herein shall require the Company to obtain any such life or disability insurance.

15.      Miscellaneous

         15.1 The Company shall have the right to assign this Agreement and to delegate all duties and obligations hereunder to any successor, affiliated or parent company or to any person, firm or corporation which acquires the Company or substantially all of its assets, or with or into which the Company may consolidate or merge. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Company. Employee agrees that this Agreement is personal to him and may not be assigned by him.

         15.2 This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with the laws of such State applicable to contracts made and fully to be performed therein, and without any reference to any rules of conflicts of laws.


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         15.3     Except as may herein otherwise be provided, all notices,
requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed, first class postage prepaid, registered or certified mail, return receipt requested, of if sent by telecopier or overnight express delivery service, (a) to Employee at his address set forth on the facing page hereof or at such other address as Employee may have notified the Company sent by registered or certified mail, return receipt requested, or by telecopier or overnight express delivery service, or (b) if to the Company, at its address set forth on the facing page hereof, Attention: Chief Executive Officer, or at such other address as the Company may have notified Employee in writing sent by registered or certified mail, return receipt requested, or by telecopier or overnight express delivery service. Notice shall be deemed given (i) upon personal delivery, or
(ii) on the second business day immediately succeeding the posting of same, prepaid, in the U.S. mail, (iii) on the date sent by telecopy if the addressee has compatible receiving equipment and provided the transmittal is made on a business day during the hours of 9:00 A.M. to 6:00 P.M. of the receiving party and if sent on other times, on the immediately succeeding business day, or (iv) on the first business day immediately succeeding delivery to the express overnight carrier for the next business day delivery.

         15.4 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement together with the offer letter dated on or about February 21, 2002 represents the entire understanding of the parties with reference to the transaction set forth herein, supercedes any prior agreement or understanding between the parties with respect to the employment of the Employee by the Company and the rights and obligations of the Employee and the Company relating thereto, and neither this Agreement nor any provision thereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, change, discharge or termination is sought. Any waiver by either party of a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as a waiver of any subsequent breach thereof. If any covenant in this Agreement should be deemed to be invalid, illegal or unenforceable because its scope is considered excessive or for any similar reason, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal or enforceable.

         15.5 "Subsidiaries" or "Subsidiary" shall include and mean any corporation, partnership or other entity 50% or more of the then issued and outstanding voting stock is owned directly or indirectly by the Company in the instance of a Corporation, and 50% or more of the interest in capital or in profits is owned directly or indirectly by the Company in the instance of a partnership and/or other entity, or any corporation, partnership, venture or other entity, the business of which is managed by the Company or any of its Subsidiaries.


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         15.6     Employee acknowledges that he fully understands the scope and meaning of the restrictive covenants contained in this Agreement and agrees that such provisions are reasonable in light of the circumstances and are necessary to protect Employer's legitimate interests.

         15.7 The Employee and the Company agree that any claim or dispute that may arise between them relating to this Agreement or the termination of the Employee's employment with the Company (including any claim of constructive termination) shall be determined exclusively by final and binding arbitration. The arbitration proceeding will be conducted at a place selected by the Company and before a single arbitrator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The demand for arbitration must be submitted within one year of the date that the Employee is advised of his or her termination or the date that the Employee advises Company of his or her decision to resign from employment; provided, however, that no demand for arbitration may be made until thirty (30) days after a written notice, stating with particularity the nature of the claim or dispute, has first been forwarded by certified mail to the opposing party. The arbitration proceeding shall be private and all information disclosed in the course of the arbitration, as well as the arbitration award, shall be treated as confidential by the parties. The award of the arbitrator shall be final and binding upon the Employee and the Company and judgment upon the award rendered may be entered in any court having jurisdiction. Each of the parties hereto expressly waives any right to trial by jury. The costs of the arbitrator will be borne equally by the parties, except that each party will pay its own attorney's fees and costs.

The claims or disputes that are subject to this arbitration provision include, but are not limited to, any claim of discriminatory discharge, retaliatory discharge or wrongful discharge under any state, federal or foreign statute, breach of contract, lost wages, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, Employee Retirement Income Security of 1974, as amended, the Family and Medical Leave Act, the Equal Pay Act of 1963, claims of unjustified dismissal (Law 80 of May 30, 1976), discrimination on account of sex, religion, race, age, political ideas, social condition or origin, national origin, disability or any other reason, any common law claims, including, but not limited to, claims for wrongful discharge, public policy claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation or damage to name or reputation, invasion of privacy, and tortious interference with contract or prospective economic advantage. By agreeing to submit these claims to arbitration, the Employee is giving up any right to a jury trial or court trial with regard to these claims or disputes.

Nothing in this section concerning arbitration shall prevent the Company from seeking equitable remedies in court for purposes of enforcing the performance of, or enjoining the breach of, any provisions of Sections 7, 9 or 10. For this limited purpose, the Employee hereby agrees to submit to personal jurisdiction in any court in the state in which the Employee was last employed by Company.


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         IN WITNESS WHEREOF, the parties hereto have executed and have caused this Agreement to be executed as of the day and year first above written.


CENTENNIAL COMMUNICATIONS CORP.

/s/  MICHAEL J. SMALL
---------------------
Name:    Michael J. Small
Title:   Chief Executive Officer



PAGET ALVES

/s/  PAGET L. ALVES
-------------------
     Paget L. Alves


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